Exhibit 10.1

AMENDMENT NO. 1
TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
COLONY CAPITAL OPERATING COMPANY, LLC

This Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of Colony Capital Operating Company, LLC (this “Amendment”) is made as of June 23, 2017 by Colony NorthStar, Inc., a Maryland corporation, as the sole Managing Member (the “Company”) of Colony Capital Operating Company, LLC, a Delaware limited liability company (the “Operating Partnership”), pursuant to the authority granted to the Company in the Third Amended and Restated Limited Liability Company Agreement of Colony Capital Operating Company, LLC, dated as of January 10, 2017 (the “Partnership Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, the Pricing Committee of the Board of Directors (the “Board”) of the Company adopted resolutions on May 24, 2017 classifying and designating 13,800,000 shares of Preferred Stock (as defined in the Articles of Amendment and Restatement of the Company (the “Charter”)) as Series I Preferred Shares (as defined below);

WHEREAS, the Company filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland, effective on June 5, 2017, establishing the Series I Preferred Shares, with such preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described therein;

WHEREAS, on June 5, 2017, the Company issued 13,800,000 Series I Preferred Shares;

     WHEREAS, on June 23, 2017, the Company used a portion of the net proceeds from the issuance of the Series I Preferred Shares to redeem all of its issued and outstanding shares of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock and 8.50% Series F Cumulative Redeemable Perpetual Preferred Stock; and

WHEREAS, the Company has determined that, in connection with the redemption of the Preferred Stock of the Company as described in the foregoing recitals, it is necessary and desirable to amend the Partnership Agreement (i) to classify and designate additional Company Preferred Units as Series I Company Preferred Units, and (ii) to recapitalize the Operating Partnership by converting all of the Series A Company Preferred Units and Series F Company Preferred Units into 12,954,764 Series I Company Preferred Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Partnership Agreement is hereby amended as follows:

1.	Article 1 of the Partnership Agreement is hereby amended and restated with regard to the following definitions:

“Company Preferred Unit” means a fractional share of the Membership Interests of a particular class or series that the Managing Member has authorized pursuant to Section 4.1 or 4.2 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Membership Common Units, including the Series B Company Preferred Units, the Series C Company Preferred Units, the Series D Company Preferred Units, the Series E Company Preferred Units, the Series G Company Preferred Units, the Series H Company Preferred Units and the Series I Company Preferred Units.”

“Preferred Share” means a share of stock of CLNS now or hereafter authorized, designated or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares, including the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares, the Series H Preferred Shares and the Series I Preferred Shares.

2.	Article 1 of the Partnership Agreement is hereby amended to add the following definitions:

 “Series I Company Preferred Unit” means a Company Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in Exhibit M hereto. It is the intention of the Managing Member that each Series I Company Preferred Unit shall be substantially the economic equivalent of one Series I Preferred Share.

“Series I Preferred Share” means a share of 7.15% Series I Cumulative Redeemable Perpetual Preferred Stock of CLNS, par value $0.01 per share.
3.In accordance with Section 4.2 of the Partnership Agreement, a new class of Company Preferred Units hereby is created and designated as Series I Company Preferred Units, the terms of which are set forth in Exhibit M hereto. The Partnership Agreement is amended to incorporate such Exhibit M as Exhibit M.

4.The Operating Partnership hereby is recapitalized by converting all of the outstanding Series A Company Preferred Units and Series F Company Preferred Units into 12,954,764 Series I Company Preferred Units. Immediately upon such conversion, each Holder of Series I Company Preferred Units shall be deemed to have made a Capital Contribution to the Operating Partnership equal to Twenty-Five Dollars ($25.00) per Series I Company Preferred Unit owned by such Holder.

5.Exhibit E and Exhibit J to Partnership Agreement are hereby deleted in their entirety.

6.Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Company hereby ratifies and confirms.

7.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

8.If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

COLONY NORTHSTAR, INC. as Managing Member of Colony Capital Operating Company, LLC
By:	/s/ Ronald M. Sanders
Ronald M. Sanders Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Amendment No. 1  to the Third Amended and Restated Limited Liability Company Agreement of Colony Capital Operating Company, LLC]

EXHIBIT M: SERIES I COMPANY PREFERRED UNIT DESIGNATION
A.    Designation and Number. A series of Company Preferred Units, designated as Series I Company Preferred Units, is hereby established. The maximum number of Series I Company Preferred Units shall be 13,800,000.
B.    Rank. The Series I Company Preferred Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Membership Common Units and any other class of Membership Units of the Company, now or hereafter issued and outstanding, the terms of which provide that such Membership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Company, junior to such Series I Company Preferred Units (“Junior Units”), (b) on a parity with the Series B Company Preferred Units, Series C Company Preferred Units, Series D Company Preferred Units, Series E Company Preferred Units, Series G Company Preferred Units and Series H Company Preferred Units, (in each case as defined in the Limited Liability Company Agreement of the Company), and any Membership Units the Company may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series I Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Parity Units”); and (c) junior to all Membership Units of the Company the terms of which specifically provide that such Membership Units rank senior to the Series I Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Senior Units”). Any authorization or issuance of Senior Units would require the affirmative vote of the holders of at least two-thirds of the outstanding Series I Company Preferred Units voting together as a single class with all other classes or series of Parity Units upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Company may issue are not considered to be equity securities for these purposes.
C.    Distributions.
(i)    CLNS, in its capacity as the holder of the then outstanding Series I Company Preferred Units, shall be entitled to receive, when, as and if authorized by the Company, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 7.15% per annum of the $25.00 liquidation preference of each Series I Company Preferred Unit (equivalent to $1.7875 per annum per Series I Company Preferred Unit).
(ii)    Distributions on each outstanding Series I Company Preferred Unit shall be cumulative from and including June 5, 2017 and shall be payable (i) for the period from June 5, 2017 to July 14, 2017, on July 17, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on July 15, 2017 (each such day being hereinafter called a “Series I Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series I Distribution Payment Date falls on any day other than a Business Day (as defined in the Articles Supplementary establishing and fixing the rights and preferences of the Series I Preferred Shares (the “Series I Preferred Share Terms”)), the distribution that would otherwise have been payable on such Series I Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series I Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series I Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the books and records of the Company at the close of business on the record date, not exceeding 30 days preceding the applicable Series I Distribution Payment Date, as shall be fixed by the Company. Distributions shall accumulate from June 5, 2017 or the most recent Series I Distribution Payment Date to which distributions have been paid, whether or not in any such distribution period or periods there shall be funds legally available for the payment of such distributions, whether the Company has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series I Company Preferred Units that may be in arrears. Holders of the Series I Company Preferred Units shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of full cumulative distributions, as herein provided, on the Series I Company Preferred Units. Distributions payable on the Series I Company Preferred Units for any period greater or less than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series I Company Preferred Units for each full distribution period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series I Company Preferred Units have been paid, the holders of Series I Company Preferred Units will not be entitled to any further distributions with respect to that distribution period.
(iii)    So long as any Series I Company Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series I Company Preferred Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series I Company Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series I Company Preferred Units and such Parity Units.
(iv)    So long as any Series I Company Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Membership Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of CLNS or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving CLNS’s qualification as a REIT (as defined in the Charter), or redemptions of Membership Units pursuant to Article 15 of the Limited Liability Company Agreement of the Company), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Company, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case full cumulative distributions on all outstanding shares of Series I Company Preferred Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series I Company Preferred Units and all past distribution periods with respect to such Parity Units.
(v)    Any distribution payment made on the Series I Company Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series I Company Preferred Units which remains payable.
(vi)    Except as provided herein, the Series I Company Preferred Units shall not be entitled to participate in the earnings or assets of the Company.
(vii)    As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

D.    Liquidation Preference.
(i)    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Units, the holders of the Series I Company Preferred Units shall be entitled to receive $25.00 per Series I Company Preferred Unit (the “Liquidation Preference”) plus an amount per Series I Company Preferred Unit equal to all accrued and unpaid distributions (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series I Company Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series I Company Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series I Company Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series I Company Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section D, none of (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory unit exchange by the Company, or (iii) a sale or transfer of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.
(ii)    Until payment shall have been made in full to the holders of the Series I Company Preferred Units, as provided in this Section D, and to the holders of Parity Units, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the Company. Subject to the rights of the holders of Parity Units, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series I Company Preferred Units, as provided in this Section D, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series I Company Preferred Units shall not be entitled to share therein.
E.    Redemption. In connection with the redemption by CLNS of any Series I Preferred Shares in accordance with the provisions of the Series I Preferred Share Terms, and at such times as CLNS is required or determines to make, deposit or set aside such payment, the Company shall provide cash to CLNS for such purpose which shall be equal to the redemption price (as set forth in the Series I Preferred Share Terms), plus any accrued and unpaid dividends on the Series I Preferred Shares (whether or not declared), to, but not including, the redemption date, and one Series I Company Preferred Unit shall be concurrently redeemed with respect to each Series I Preferred Share so redeemed by CLNS. If a redemption date for Series I Preferred Shares falls after a record date for a Series I Preferred Shares dividend payment and prior to the corresponding dividend payment date, then the Company shall provide cash to CLNS equal to the dividend payable on such Series I Preferred Shares on such dividend payment date notwithstanding the redemption of such Series I Preferred Shares and corresponding Series I Company Preferred Units prior to such dividend payment date. From and after the applicable redemption date, the Series I Company Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series I Company Preferred Units shall cease. Any Series I Company Preferred Units so redeemed may be reissued to CLNS at such time as CLNS reissues a corresponding number of Series I Preferred Shares so redeemed or repurchased, in exchange for the contribution by CLNS to the Company of the proceeds from such reissuance.
F.    Voting Rights. Except as required by applicable law or the Limited Liability Company Agreement of the Company, the holder of the Series I Company Preferred Units, as such, shall have no voting rights.

G.    Conversion. The Series I Company Preferred Units are not convertible into or exchangeable for any other property or securities of the Company, except as provided herein.
(i)    In the event of a conversion of any Series I Preferred Shares into Class A common stock of CLNS, par value $0.01 per share (“Common Stock”), in accordance with the Series I Preferred Share Terms, upon conversion of such Series I Preferred Shares, the Company shall convert an equal whole number of the Series I Company Preferred Units into Membership Common Units as such Series I Preferred Shares are converted into shares of Common Stock. In the event of a conversion of any Series I Preferred Shares into consideration other than Common Stock in accordance with the Series I Preferred Share Terms, the Company shall retire a number of Series I Company Preferred Units equal to the number of Series I Preferred Shares converted into such other form of consideration. In the event of a conversion of the Series I Preferred Shares into Common Stock, to the extent CLNS is required to pay cash in lieu of fractional shares of Common Stock pursuant to the Series I Preferred Share Terms in connection with such conversion, the Company shall distribute an equal amount of cash to CLNS.
(ii)    Following any such conversion or retirement by the Company pursuant to this Section G, the Company shall make such revisions to the Limited Liability Company Agreement of the Company as it determines are necessary to reflect such conversion.
H.    Restriction on Ownership. The Series I Company Preferred Units shall be owned and held solely by CLNS.
I.    Allocations. Allocations of the Company’s items of income, gain, loss and deduction with respect to the Series I Company Preferred Units shall be allocated to CLNS as the sole holder of Series I Company Preferred Units in accordance with Article 6 of the Limited Liability Company Agreement of the Company.